UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2020

Veritas Farms, Inc.
(Exact name of registrant as specified in charter)

Nevada	333-191251	90-1254190
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1512 E. Broward Blvd., Suite 300, Fort Lauderdale, FL	33301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 288-6603

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

As used in this Current Report on Form 8-K, and unless otherwise indicated, the terms “the Company,” “Veritas Farms,” “we,” “us” and “our” refer to Veritas Farms, Inc. and its subsidiary.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

Effective July 6, 2020, Robert C. Schweitzer joined our board of directors. The following is a description of the background and business experience of Mr. Schweitzer.

Robert C. Schweitzer has been a banking industry professional for over 40 years. Since 2012, Mr. Schweitzer founded and currently serves as the chief executive officer of RCS Mediation & Consulting Services. In this capacity, he serves as a certified circuit civil mediator for the Florida Supreme Court as well as a certified FINRA arbitrator, a certified Appellate Court mediator, and a mediator for the Office of Financial Regulation for Florida. He is also on the roster of the American Arbitration Association. He currently serves as a member of the board of directors of 1-800-PetMeds (NASDAQ: PETS) (chairman, member compensation, audit, nominating, and investment committees). He formerly served as a member of the board of directors of Blink Charging Inc. (NASDAQ:BLNK) (Lead Independent Director, chair audit and compensation committees, member nominating and governance committee), OmniComm Systems Inc. (OTCQX:OMCM) (Lead Independent Director, audit committee chair and member compensation, nominating and governance committees), Altisource Asset Management Company (NYSE:AAMC) (Lead Independent Director, member audit and compensation committees), Anthem Bank & Trust (chairman, compensation committee chair, and member audit, investment, executive, and loan committees), Equinox Bank, RiceBran Technologies (NASDAQ:RIBT) (chairman, compensation committee chair, member audit, nominating, and executive committees), and Shay Investment Services (member management committee).

From 2007 to 2010, he was the president and chief operating officer of Shay Investment Services Inc., a full-service registered broker-dealer with 11 national offices and trading desks. From 2004 to 2006, he served initially as a consultant to and then as the president/chief executive officer of Equinox Bank FSB, and then regional President of Northwest Savings Bank. From 1999 to 2003, Mr. Schweitzer was the regional president of Union Planters Bank, now Regions Bank. From 1993 to 1999, he was the executive vice president and director of the corporate banking group of Bank of America/NationsBank/Barnet Bank, Inc. From 1991 to 1993, he was the director of real estate, construction, and environmental consulting of Coopers & Lybrand. Mr. Schweitzer was the vice president and manager of Mid-Continent’s real estate division (1987 to 1991) and the vice president and manager of domestic credit process review (1985 to 1987) of The First National Bank of Chicago. From 1975 to 1985, he was the senior vice president and manager of Central North American banking group of Wachovia Corporation.  Mr. Schweitzer spent 30 years active and reserve in the U.S. Navy nuclear submarine force and retired with the rank of Captain. He received his Bachelor of Science degree from the U.S. Naval Academy and his Master of Business degree from the University of North Carolina Chapel Hill. We believe that given his extensive financial services and investment experience, Mr. Schweitzer will be a valuable addition to the Veritas Farms board of directors.

As is the case with our other non-employee directors, Dr. Bao Tran Doan, Kellie Newton and Marc J. Horowitz, we will compensate Mr. Schweitzer with an annual grant of stock options under our 2017 Incentive Stock Plan, in an amount and on terms to be determined by the board of directors. The initial grant to Mr. Schweitzer is for an option to purchase 50,000 shares at an exercise price of $0.40 per share. The options vests in four (4) quarterly installments commencing ninety (90) days from the date of grant and is contingent upon his continued service on the board. As is the case with our other nonemployee directors, we have also agreed to reimburse Mr. Schweitzer for out-of-pocket expenses incurred in connection with attending board and committee meetings and have entered into an indemnification agreement with him.

Director Independence

The Company’s board of directors has determined that Mr. Schweitzer is “independent” within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the listing standards of the Nasdaq Stock Market and the NYSE American. Mr. Schweitzer will serve as a member of the board’s compensation committee.

Item 8.01	Other Events.

On July 7, 2020 the Company issued a press release announcing that it has signed a Memorandum of Understanding with an international technology company to exclusively license and bring a proprietary extraction technique to the domestic U.S. hemp industry.

A copy of the Company’s press release dated July 7, 2020 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No	Description

99.1	Press Release dated July 7, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 10, 2020	VERITAS FARMS, INC.

	By:	/s/ Alexander M. Salgado
Alexander M. Salgado, Chief Executive Officer